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EXHIBIT 4.2

          SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of December 17, 1997, between Raytheon Company, a Delaware corporation ("Raytheon"), HE Holdings, Inc., a Delaware corporation (the "Hughes"), and The Bank of New York, as trustee under the indenture referred to below (the "Trustee").

                                   WITNESSETH:

          WHEREAS, Raytheon has heretofore executed and delivered to the Trustee an indenture (the "Indenture"), dated as of July 3, 1995, providing for the issuance, from time to time, of one or more series of Senior Debt Securities;

          WHEREAS, Raytheon has issued senior notes from time to time pursuant to the Indenture, as supplemented (collectively, the "Senior Notes");

          WHEREAS, Section 801 of the Indenture permits Raytheon to merge with another corporation provided certain conditions are satisfied;

          WHEREAS, Raytheon and Hughes, have entered into an Agreement and Plan of Merger dated January 16, 1997 (the "Merger Agreement"), pursuant to which Raytheon will merge with and into Hughes (the "Merger");

          WHEREAS, Section 901 of the Indenture authorizes the Trustee and Raytheon to enter into a supplemental indenture without the consent of any Holders of the Senior Notes to, among other things, provide for the assumption of Raytheon's obligations to the Holders of the Senior Notes in the case of a merger permitted by Article 8 of the Indenture;

          WHEREAS, Hughes, as the surviving company in the Merger, desires to assume all obligations of Raytheon under the Senior Notes and the Indenture and Raytheon and Hughes desire to execute this Supplemental Indenture as permitted by Section 901 of the Indenture;

          WHEREAS, Raytheon has furnished the Trustee with a resolution of its Board of Directors authorizing the execution of this Supplemental Indenture;

          WHEREAS, all things necessary to authorize the assumption by Hughes of Raytheon's obligations under the Indenture and to make this Supplemental Indenture a valid supplement of the Indenture have been satisfied; and

          WHEREAS, pursuant to Section 901 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually convenant and agree for the equal and ratable benefit of the Holders of the Senior Notes as follows:

          1. CAPITALIZED TERMS. Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.
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         2. ASSUMPTION OF OBLIGATIONS.  Hughes,  as the surviving company in the
Merger, hereby acknowledges and assumes Raytheon's obligations for the due and punctual payment of the principal of (and premium, if any) and interest on the Senior Notes and the observance of all of the covenants and conditions of the Indenture to be performed by Raytheon.

          3. SUBSTITUTION OF HUGHES. On the date hereof, by virtue of the execution and delivery of this Supplemental Indenture, Hughes (as the surviving company in the Merger) shall succeed to the rights and obligations of and be substituted for Raytheon for all purposes under the Senior Notes and the Indenture.

          4. OBLIGATIONS CONTINUING. This Supplemental Indenture supplements and forms a part of the Indenture. As supplemented hereby, the Indenture and the Senior Notes issued thereunder are ratified and confirmed and, as so supplemented, shall continue in full force and effect.

          5. NEW YORK LAW TO GOVERN. The internal law of the State of New York, as applied to contracts made and performed within the State of New York, without regard to the principles of conflicts of law, shall govern this Supplemental Indenture.

          6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together constitute the same agreement.

          7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction thereof.

          8. THE TRUSTEE. The Trustee is not responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by Hughes and Raytheon.
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          9. EFFECTIVENESS. This Supplemental Indenture shall become a legally effective and binding instrument upon the later of (i) the execution and delivery hereof and (ii) the Effective Time (as defined in the Merger Agreement). Hughes shall delivery written notice to the Trustee promptly following the occurrence of the Effective Time.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.


                                RAYTHEON COMPANY

                        By: /s/ Herbert Deitcher
                        Name:   Herbert Deitcher
                        Title:  Senior Vice President - Treasury

                                HE HOLDINGS, INC.

                        By: /s/ Roxanne S. Austin
                        Name:   Roxanne S. Austin
                        Title:  Sr. V.P. and Chief Financial Officer

                                THE BANK OF NEW YORK,
                                as Trustee

                        By: /s/ Mary Jane Morrissey
                        Name:   Mary Jane Morrissey
                        Title:  Vice President